Exhibit 10.7

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this Agreement) is entered as of [•], 2018, by and between KLX Energy Services Holdings, Inc., a Delaware corporation (the Company), and Gary J. Roberts (the Executive).

RECITALS

WHEREAS, on April 30, 2018, KLX Inc., a Delaware corporation (KLX), The Boeing Company, a Delaware corporation (Parent), and Kelly Merger Sub, Inc., a wholly-owned subsidiary of Parent (Merger Sub) entered into that certain Agreement and Plan of Merger (the Merger Agreement), pursuant to which Merger Sub will merge with and into KLX, with KLX surviving as a wholly-owned subsidiary of Parent (the Merger);

WHEREAS, prior to the consummation of the Merger, KLX will transfer its Energy Services Group business to the Company, followed by a pro rata distribution of common stock representing 100% of the equity interests of KLX Energy Services to KLX stockholders as of the record date of such distribution (the Spin-Off);

WHEREAS, after the Spin-Off is completed, the Company will be a separate, publicly held entity that will own and operate the Energy Services Group business;

WHEREAS, on February 25, 2015, KLX and the Executive entered into that certain Employment Agreement (the Prior Employment Agreement), pursuant to which, KLX employed the Executive on a full-time basis;

WHEREAS, in connection with the Spin-Off, KLX, KLX Energy Services LLC, a wholly-owned subsidiary of the Company, and the Executive entered into that certain Assignment and Assumption Agreement, dated as of April 30, 2018, pursuant to which, KLX assigned and transferred, and KLX Energy Services LLC assumed, all rights and obligations under the Prior Employment Agreement;

WHEREAS, the Company, on behalf of itself and KLX Energy Services LLC,  and the Executive wish to amend and restate the Prior Employment Agreement;

WHEREAS, the Company wishes to employ the Executive and the Executive wishes to accept such employment on the terms and conditions hereafter set forth;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Executive and the Company are entering into the KLX Energy Services Holdings, Inc. 2018 Proprietary Rights Agreement, (the 2018 Proprietary Rights Agreement), attached hereto as Exhibit A, and hereby incorporated by reference; and

WHEREAS, by virtue of the Executive’s position with the Company, the Executive will have regular access to and use of the Company’s confidential information and trade secrets, and the Company has a legitimate interest in protecting its confidential information and trade secrets by prohibiting the Executive from assisting, whether directly or indirectly, a competitor or competing with the Company for a reasonable period after the termination of the Executive’s employment.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.                                      Employment.  Unless otherwise terminated pursuant to the provisions of Section 4 hereof, the Company shall employ the Executive and the Executive shall perform services for and continue in the employment of the Company commencing on the Spin-Off (the Effective Date) until February 25, 2019, and the Executive’s employment hereunder shall automatically be extended on the first anniversary date of February 25, 2019 and on each subsequent anniversary of February 25, 2019 for additional one (1) year periods until either the Company or the Executive gives the other party at least thirty (30) days’ written notice prior to the anniversary of February 25, 2019 of any such year of its or his desire to not renew the then current term of this Agreement, unless the Executive’s employment is terminated earlier pursuant to this Agreement as hereinafter set forth.  For purposes of this Agreement, the term “Employment Period” shall mean the initial period and all extensions thereof, if any, as aforesaid, provided that the Executive continues to be employed by the Company; provided, however that for the purposes of Section 4 of this Agreement, the Employment Period shall run through the last day of the then current Employment Period (assuming for this purpose the Executive’s continued employment through such last day).

2.                                      Position and Duties.  The Executive shall serve the Company in the capacity of Vice President and General Manager and (i) be accountable to the Chief Executive Officer of the Company, or his designee, and (ii) have such other powers, duties and responsibilities, consistent with this capacity, as may from time to time be prescribed by the Chief Executive Officer of the Company, or his designee.  The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such powers, duties and responsibilities.  The Executive shall devote all of his working time and efforts to the business and affairs of the Company.  The Executive may engage in other non-Company business or investment activities only with the prior approval of the Board of Directors of the Company (the Board), which such approval may be provided or withheld in the Board’s discretion.

3.                                      Compensation.

(a)                                 Salary.  During the Employment Period, the Executive shall receive a salary (the Salary) payable at the rate of Three Hundred Twenty-Three Thousand, One Hundred Thirty-Eight Dollars ($323,138) per annum.  Such rate may be adjusted from time to time by the Compensation Committee of the Board (the Compensation Committee); provided, however, that it shall at no time be adjusted below the Salary then in effect.  The Salary shall be payable bi-weekly or in accordance with the Company’s then current payroll practices, less all required deductions.  The Salary shall be prorated for any period of service less than a full year.

(b)                                 Incentive Bonus.  During the Employment Period, the Executive may receive a performance bonus of up to seventy-five percent (75%) of the Salary (the Target Bonus) as determined by the Compensation Committee in its sole discretion.  The incentive bonus shall be paid in accordance with Company policy, but in no event later than March 15th of the year following the year in which it is earned.

(c)                                  Equity Awards.

(i)                                     Promptly following completion of the Spin-Off, the Company will grant the Executive a restricted stock award on the common stock of the Company pursuant to the Company’s Long-Term Incentive Plan (the LTIP) (or any successor plan) and an award agreement to be entered into between the Company and the Executive: (i) representing one percent (1%) of the Company’s common stock on a fully diluted basis as of the effective date of the Spin-Off, (ii) to become vested in four (4) equal annual installments on each of the first four (4) anniversaries of the effective date of the Spin-Off, subject to the Executive’s continued employment or other service with the Company on each applicable vesting date (and subject to the following Section 3(c)(ii)), and (iii) to be subject to such other terms and conditions as are set forth in the Company’s standard form of restricted stock award agreement under the LTIP.  During the Employment Period, the Executive will also be considered to receive additional equity or other long-term incentive awards from the Company in the future.  The timing of any grant, form and amount of the equity awards shall be determined by the Compensation Committee in its sole discretion.  The equity awards shall be granted pursuant to and subject to the terms of the LTIP (or any successor plan) and an award agreement to be entered into between the Company and the Executive.

(ii)                                  Notwithstanding any provision in the applicable award documents, and as additional consideration for the Executive’s restrictive covenants for the benefit of the Company set forth in Section 5 of this Agreement, the Executive’s time-vested equity awards shall, subject to applicable law, accelerate and become immediately vested and unrestricted and, as applicable, become immediately exercisable and remain exercisable through the remainder of their term following the occurrence of any of the following events (the Accelerated Restricted Stock): (A) the termination of the Executive’s employment without Cause pursuant to Section 4(e), (B) the Executive’s termination due to Incapacity pursuant to Section 4(c) or “Disability” (as defined in the LTIP), (C) the Executive’s death or (D) the Executive’s termination upon a Change of Control (as defined in Section 4(f), below); provided, however, that if, pursuant to Section 4(h) below, the Company elects to exercise its option to retain the Executive as a consultant after the termination of the Executive’s employment, the Accelerated Restricted Stock shall vest and or become accelerated as fully set forth in Section 4(h) below.  Nothing in this Section 3(c)(ii) shall alter the terms of any equity awards subject to performance-based vesting.

(d)                                 Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company’s policies and procedures in effect from time to time.  If the Executive’s employment with the Company is terminated for any reason, the Company shall reimburse the Executive for all reasonable business expenses incurred by him on behalf of the Company within two payroll periods of the Termination Date.

(e)                                  Benefits.  During the Employment Period, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, and other employee benefit plans, programs and arrangements made generally available by the Company to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements in effect from time to time.  In accordance with the Company’s policies in effect from time to time applicable to the Executive, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Period as well as all paid holidays given by the Company to its executives.

4.                                      Termination and Compensation Thereon.

(a)                                 Termination Date.  Subject to the terms and conditions of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason.  The term “Termination Date” shall mean the date upon which the Executive’s employment is terminated (i) by his death, (ii) by his Incapacity (as defined in Section 4(c)), (iii) otherwise in accordance with this Agreement, (iv) upon a Change of Control in accordance with Section 4(f), or (v) for any other reason, the Executive incurs a Separation from Service (as defined in Section 16(c)).

(b)                                 Death.  The Executive’s employment shall terminate upon his death.  In such event, the Company shall, within thirty (30) days following the date of death, (i) pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to the Executive’s estate, a lump-sum amount equal to the sum of (A) a prorated portion of 75% of the Executive’s then current Salary, with the prorated amount to be determined based on the number of days that the Executive was employed by the Company in the year during which the Termination Date occurs, (B) the Executive’s Salary for the remainder of the Employment Period, (C) the maximum annual contribution under the Company’s deferred compensation plan of seven and a half percent (7.5%) of the Executive’s total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of the applicable deferred compensation plan) that would have been made during the remainder of the Employment Period and (D) two (2) times the Executive’s Target Bonus, in the case of each of clauses (B), (C) and (D) at the rates in effect as of the Termination Date (the lump sum amount determined in accordance with this Section 4(b), the Termination Amount).

(c)                                  Incapacity.  If, in the reasonable judgment of the Chief Executive Officer of the Company, or his designee, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months (Incapacity), the Executive’s employment shall terminate at the end of the six (6)-month period.  In such event, upon the Termination Date, the Company shall pay to the Executive a lump sum payment equal to the Termination Amount.  The lump sum payment shall be made within sixty (60) days following the Termination Date, provided, however, that prior to the payment date, the Executive or his designated appointee signs a waiver and release of claims agreement in the form provided by the Company in its discretion and such waiver and release becomes effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(c) and 4(g).  To the extent not already paid, the Company’s obligation to pay the Executive his Salary and benefits shall be reduced if the Executive subsequently takes other employment to the extent of the Executive’s salary and benefits from such subsequent employment.  Any dispute between the Chief Executive Officer of the Company, or his designee, and the Executive with respect to the Executive’s Incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Chief Executive Officer of the Company, or his designee, and the Executive, whose decision shall be binding on all parties.

(d)                                 Termination by the Company for Cause; Resignation by the Executive.

(i)                                     If the Executive’s employment is terminated by the Company for Cause or the Executive resigns his employment for any reason, the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date.

(ii)                                  For purposes of this Agreement, “Cause” means the Executive’s: (A) failure, refusal or neglect to perform and discharge his powers, duties (other than fiduciary duties, which shall be governed by the terms of subclause (D)), obligations or responsibilities as an employee of the Company, which refusal to perform such duties and responsibilities continues for more than thirty (30) days after written notice from the Company or one of its affiliates to perform such duties and responsibilities; (B) violation of Company policies; (C) breach of the terms of this Agreement, the 2018 Proprietary Rights Agreement or the Restrictive Covenant Agreement (as defined below); (D) breach of any fiduciary duties or duties of loyalty the Executive may have because of any position the Executive holds with the Company or any subsidiary or affiliate thereof; (E) conviction of, or plea of nolo contendere to, a felony or any other crime involving the Executive’s personal dishonesty or moral turpitude or that could reflect negatively upon the Company or any of its subsidiaries or affiliates; (F) indictment by a grand jury for acts detrimental to the Company’s best interests; or (G) engagement in willful misconduct (including any willful violation of federal securities laws), negligence, act of dishonesty, violence or threat of violence, in each case that would reasonably be expected to result in injury to the Company or any of its subsidiaries or affiliates.

(e)                                  Termination Without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  In such event, the Company shall pay to the Executive a lump sum payment equal to the Termination Amount.  The Termination Amount shall be made on the sixtieth (60th) day following the Termination Date, provided, that prior to the payment date, the Executive signs a waiver and release agreement in the form provided by the Company and such waiver and release becomes effective and irrevocable in its entirety prior to such date.  If the waiver and release does not become effective and irrevocable on or prior to the payment date set forth in the preceding sentence, the Company shall have no further obligations pursuant to Sections 4(e) and 4(g).

(f)                                   Change of Control.

(i)                                     If a Change of Control occurs during the Employment Period the Executive’s employment will terminate upon the effective date of the Change of Control and the Company, or its successor in interest, shall pay to the Executive a lump-sum amount equal to the Termination Amount.  The lump sum payment shall be made within thirty (30) days following the Termination Date without any action by the Executive.

(ii)                                  For purposes of this Agreement, a “Change of Control” shall mean a “change in control event” within the meaning of the default rules under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (Section 409A).  The obligations of the Company pursuant to this Section 4(f) shall survive any termination of this Agreement or the Executive’s employment.

(g)                                  Benefit Continuation.  If the Executive’s employment is terminated pursuant to Sections 4(c), 4(e) or 4(f), the Company shall provide the Executive and his eligible dependents with continued participation in medical, dental and health benefit plans available to the Company’s similarly situated employees on similar terms and conditions as active employees, from the Termination Date until the earlier to occur of (i) the end of the Employment Period; or (ii) the date the Executive becomes eligible for comparable benefits provided by a third party; provided, however, that the continuation of such benefits shall be subject to (x) the respective terms of the applicable plan, in effect from time to time, (y) the Executive being solely responsible for the tax consequences to him of such benefit continuation, and (z) and the timely payment by the Executive of his applicable share of the applicable premiums in effect from time to time.  To the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A, the Company shall reimburse the medical and dental care expenses as soon as practicable consistent with the Company’s practice, but in no event later than the last day of the calendar year next following the calendar year in which such expenses were incurred.

(h)                                 Consulting Services.  Upon the Termination Date, and at the Company’s sole and absolute discretion, the Executive may be retained to act as a consultant of the Company for two (2) full years after the Termination Date (the Consulting Period).  During the Consulting Period, the Executive shall make himself available to the Company as a consultant for up to forty (40) hours per month.  The Executive may fulfill this obligation by making himself available telephonically, or through web-based conferencing, at the Company’s discretion.  In consideration for the Executive’s availability and services during the Consulting Period and subject to the Executive’s performance of the same, the Company shall: (i) pay the Executive one-twenty fourth (1/24) of the Salary each month during the Consulting Period, payable in accordance with the Company’s ordinary payroll practices as established from time to time; and (ii)

notwithstanding any provision in the applicable award documents, and subject to applicable law, the Accelerated Restricted Stock shall continue to vest during the Consulting Period upon the same schedule as such Accelerated Restricted Stock would have vested if the Executive remained employed by the Company, and the remaining Accelerated Restricted Stock shall accelerate and become immediately vested and unrestricted and, as applicable, become immediately exercisable and remain exercisable through the remainder of their term following the conclusion of the Consulting Period; provided, however, that the Executive shall have performed all of his obligations in this Section 4(h) and not breached any of his duties, obligations and covenants set forth in Section 5.  Nothing in this Section 4(h) shall alter the terms of any equity awards subject to performance-based vesting.

5.                                      Noncompete; Nonsolicitation.  During the Executive’s employment with the Company and for a period ending three (3) years following the Termination Date (the Restricted Period), the Executive shall not:

(a)                                 (i) directly or indirectly, whether for compensation or otherwise, alone or as a partner, associate, agent, principal, trustee, consultant, co-venturer, creditor, owner (excepting not more than 3% stockholdings for investment purposes in securities of publicly held and traded companies), representative, be employed by or contract with a Competitor in providing Competitive Services in any capacity where he would be directly or indirectly aiding or assisting that Competitor in providing Competitive Services, (ii) on behalf of any entity other than the Company, perform Competitive Services, whether or not for compensation, for any customer of the Company, (iii) contact or otherwise communicate with any Protected Customer (regardless of whether the Executive or the Protected Customer initiates such contact or communication), if the nature of the contact or communication or the method employed would have a natural consequence of being understood as a solicitation of Competitive Services, (iv) influence or attempt to influence any Protected Customer to divert its business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company or (v) influence or attempt to influence, directly or indirectly, suppliers of the Company not to do business with the Company or to reduce the extent of their business relationship with the Company.   For purposes of this Agreement and notwithstanding any other agreement between the Executive and the Company: “Competitive Services” means technical and logistics services and related rental equipment to oil and gas exploration and production companies, and down hole completion and cementation rental and services; “Competitor” means any person or entity engaged in Competitive Services for products that are, or are intended to be, provided in the Protected Area. “Protected Area” means North Dakota, Montana, South Dakota, Wyoming, Colorado, Utah, Oklahoma, Texas, New Mexico, Louisiana, Arkansas, Pennsylvania, West Virginia, and Ohio; and “Protected Customer” means any Company customer with whom the Executive communicated and/or as to whom the Executive reviewed any confidential or proprietary information as a result of the Executive’s employment with the Company within the preceding twelve (12) months prior to the Executive’s Termination Date; or

(b)                                 directly or indirectly contact for the purpose of soliciting employment, or solicit, employ or otherwise engage any Personnel of the Company to leave their employment with the Company to work for any other business, individual, company, firm, corporation, or other entity, except where such actions are taken within the course and scope of the Executive’s employment with the Company; provided, however, that the foregoing restrictions and prohibitions will not apply to advertisements in newspapers or other widely distributed publications, media, or mail, including Internet websites.  For purposes of this Agreement, “Personnel of the Company” include each individual who was retained by the Company as an employee, consultant or contractor to provide services for or on behalf of the Company.

The Company and the Executive have attempted to limit the Executive’s right to compete with the Company and solicit employees and customers only to the extent necessary to protect the Company from unfair competition.  However, should a court of competent jurisdiction determine that the scope of any covenant contained in this Agreement exceed the maximum restrictiveness deemed reasonable and enforceable, the parties intend a court of competent jurisdiction should reform and modify such covenant to the minimum extent necessary so that it is enforceable to the maximum extent permitted by applicable law and under the circumstances existing at that time.

6.                                      Extension of the Restricted Period.  If the Executive breaches any provision of Section 5, the Executive agrees and acknowledges that the Restricted Period shall be extended by the time period of such breach.

7.                                      Remedies: Enforcement.  The Executive agrees that the covenants set forth in Section 5 are necessary and reasonably limited in scope and duration to protect the Company’s and its subsidiary’s commercial interests, including, but not limited to, protection from unfair competition, disparagement, misappropriation, disclosure or use of its confidential information and/or trade secrets, and misuse or unauthorized use of the Company’s or any of its subsidiaries’ work product/inventions.  The Executive agrees and acknowledges that if the Executive violates any provision of Section 5 of this Agreement, the Company will have an inadequate remedy at law and will suffer continuing and irreparable injury to its business.  The Company shall be entitled to enjoin the Executive from any breach or threatened breach of this Agreement and other applicable injunctive or equitable relief (without obtaining a bond or posting other security) and without the necessity of proving any actual damage or that monetary damages would not afford it an adequate remedy.  In addition, the Executive agrees and acknowledges that if the Executive violates any provision of Section 5 of this Agreement, the Company will have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received, directly or indirectly, by the Executive as a result of any transactions constituting breach of any provision of Section 5 of this Agreement.

8.                                      Clawback.  The Executive agrees and acknowledges that if he materially breaches any of his obligations, duties, or covenants set forth in Section 5 of this Agreement, the Company shall be entitled to clawback the initial Company restricted stock grant (the Restricted Stock Grant) and any of the Accelerated Restricted Stock, as well as any proceeds the Executive has received for the sale of the Restricted Stock Grant and/or the Accelerated Restricted Stock.  The Company’s remedies set forth in this Section 8 are in addition to, and not in lieu of, any other remedies to which the Company may be entitled.

9.                                      Amendments.  No amendment to this Agreement or any schedule hereto shall be effective unless it is in writing and signed by the Executive and the Company.

10.                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally (or upon refusal to accept delivery) or sent by overnight mail or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to it at:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL  33414

Attention:  General Counsel

If to the Executive, to him at:

The address (or to the facsimile number) shown
in the books and records of the Company.

11.                               Entire Agreement.  This Agreement, the 2018 Proprietary Rights Agreement and the Restrictive Covenant Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including but not limited to the Prior Agreement.  The non-solicitation and non-competition provisions in this Agreement, and those in (i) the 2018 Proprietary Rights Agreement and (ii) the Standard Member Restrictive Covenant Agreement, dated April 7, 2014 by and between the Executive and BEA Logistics Services LLC (the Restrictive Covenant Agreement), in each case, shall be deemed separate and distinct provisions and each of their respective terms and applicable time periods shall run concurrently in accordance with their respective terms for the benefit of the Company.  This Agreement, the 2018 Proprietary Rights Agreement and the Restrictive Covenant Agreement shall each be governed by the choice-of-law provisions set forth in each respective agreement.  Except as provided in this Section 11, to the extent the 2018 Proprietary Right Agreement is determined to be inconsistent with this Agreement, the 2018 Proprietary Rights Agreement shall govern.

12.                               Headings.  The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

13.                               Counterparts.  This Agreement may be executed in multiple counterparts (each of which is to be deemed original for all purposes).  This Agreement may also be executed by delivery by facsimile or electronic mail of an executed counterpart of this Agreement.  The parties hereto agree that the signature of any party transmitted by facsimile with confirmation of transmission or by electronic mail shall have binding effect as though such signature were delivered as an original.

14.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware.

15.                               Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16.                               Section 409A.

(a)                                 If any amounts that become due under Sections 3 or 4 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a Separation from Service (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, if the Executive is a Specified Employee (as defined below), he shall not be entitled to any payments upon a Separation from Service until the earlier of (i) the date which is the first (1st) business day following the date that is six (6) months after the Executive’s Separation from Service for any reason other than death; or (ii) the Executive’s date of death.  The provisions of this Section 16(b) shall only apply if required to comply with Section 409A.

(c)                                  For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) and determined in accordance with the default rules under Section 409A.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i), as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(d)                                 It is intended that the terms and conditions of this Agreement comply with Section 409A.  If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A; (ii) avoid the imposition of taxes, interest and penalties under Section 409A; and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A.  This Section 16(d) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A.

(e)                                  Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.  No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.  The Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.

17.                               Enforceability; Waiver.  The invalidity and unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

18.                               Contract Modification.  Any provision of this Agreement held to be invalid or unenforceable, shall be severed or rewritten, and the remaining terms and provisions shall remain in full force and effect.  A court shall rewrite any such provision to make it valid, lawful and enforceable while still, to the maximum extent possible, achieving the spirit and intent of the original provision.  A provision shall be invalidated and severed only if it is impossible to revise it.

19.                               Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  This Agreement may be assigned by the Company.  The Executive may not assign or delegate his duties under this Agreement.

20.                               Survival.  The entitlement of the Executive and the obligations of the Company pursuant to Section 4 and the entitlement of the Company and the covenants, duties and obligations of the Executive pursuant to Section 5, the 2018 Proprietary Rights Agreement and the Restrictive Covenant Agreement, shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive’s employment, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Employment Agreement as of the date first written above.

EXECUTIVE

KLX ENERGY SERVICES HOLDINGS, INC.

By:
Name:
Its:

[Signature Page to Roberts Amended and Restated Employment Agreement]

EXHIBIT A

2018 Proprietary Rights Agreement